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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 2, 1999

                            MORROW SNOWBOARDS, INC.
            (Exact name of registrant as specified in its charter)

            Oregon                   0-27002             93-1011046
(State or other jurisdiction of      (Commission         (IRS Employer
incorporation or organization)       File Number)        Identification Number)

                            2600 Pringle Road, S.E.
                                Salem, OR 97302
                   (Address of principal executive offices)

                                (503) 375-9300
              Registrant's telephone number, including area code

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Item 5.  Other Events.

Letter of Intent with Empire of Carolina, Inc.

On March 2, 1999, Morrow Snowboards, Inc. ("Morrow" or the "Company") entered into a non-binding letter of intent with Empire of Carolina, Inc., a Delaware corporation traded on the American Stock Exchange under the symbol EMP ("Empire"), pursuant to which Empire will provide Morrow with a 120-day demand note loan for up to $2,000,000, bearing interest at a rate of 12% per annum (the "Interim Financing"). The letter of intent also requires Morrow and Empire to enter into discussions and to prepare a definitive agreement for the merger of Morrow with and into Empire (the "Merger"), with Empire (or a subsidiary newly formed for the purpose of the Merger) remaining as the surviving corporation.
If Empire and Morrow do not complete the Merger within the initial 120 day term, Empire will extend the maturity of the Interim Financing by an additional 240 days, up to a maximum 360 day term. The Interim Financing will be administered as a junior participant in the existing credit facility with Foothill Capital Corporation ("Foothill") and will be secured by all of the assets of Morrow, subject only to the first security interest of Foothill. The Interim Financing will be convertible at any time at Empire's sole discretion into up to 1,333,000 shares of Morrow common stock at a conversion price of $.75 per share ("Conversion Rights"). In addition, on the date of the closing of the Interim Financing, Morrow will grant Empire five-year warrants (the "Warrants") to purchase 1,500,000 shares of Morrow Common Stock at $.75 per share. If the Interim Financing were fully converted and the Warrants exercised for Morrow Common Stock (Morrow's only outstanding equity security), present Morrow shareholders would hold approximately 69% of Morrow's Common Stock, excluding the impact of the exercise of stock options and warrants currently held by existing Morrow shareholders and employees.

As reported in Morrow's Form 10-Q for the quarterly period ended September 26, 1998, management previously estimated the Company would require $5,000,000 in additional working capital by 1999 to continue its then-current level of operations. However, as a result of planned changes in product lines, manufacturing capabilities and personnel, management has reduced the projected working capital requirements. Therefore, assuming projected sales orders are in fact received over the next several months and Morrow is able to implement its business plan for the 1999-2000 snowboard season, management believes the $2,000,000 proceeds of the Interim Financing will be sufficient to meet working capital requirements for the 1999-2000 season. In addition, if the Merger is consummated, Morrow expects that Empire will make additional working capital and other resources available to Morrow. However, there is no assurance that Empire will provide such resources or additional working capital, or if provided, such resources or additional working capital will be sufficient to meet Morrow's operating requirements.

The closing of the Interim Financing is conditioned upon Morrow's and Empire's completion of due diligence, the parties' agreement to a plan of operation and cash management for Morrow and the approval of Foothill. When and if these conditions are met, Morrow intends to proceed immediately toward closing the transaction without seeking shareholder approval. If Morrow is not granted an exception to the shareholder approval requirements under NASD Marketplace Rules and consummates the Interim Financing without shareholder approval, Morrow will be required to de-list from the Nasdaq National Market System ("NNMS"). Due to timing concerns, there is no assurance that Morrow will seek such an exception, or that if sought, such an exception will be granted. Accordingly, there is a significant risk that if Morrow proceeds with the Interim Financing, Morrow will be de-listed from the NNMS and will be unable to meet the criteria for listing on the Nasdaq SmallCap Market System ("NSCMS"), as described more fully below. Alternately, to avoid such delisting, Morrow is pursuing restructuring the number of shares that may be issued under the Warrants and Conversion Rights outlined above to 19.99% of Morrow's Common Stock currently outstanding with a significant penalty if Morrow is unable to receive an exception from shareholder approval from the NASD or shareholder approval. If the Merger is approved by Morrow shareholders, the Conversion Rights and Warrants, along with any potential penalty, would terminate.

The closing of the Merger is subject to the satisfactory completion of further due diligence by both Morrow and Empire, the consummation of the Interim Financing, the approval of the Morrow and Empire Boards of Directors, the approval of the Morrow shareholders and the receipt of any other required approvals and consents, the absence of any material adverse effect or reasonably likely adverse effect on the financial condition, business, results of operations, prospects and/or assets of Morrow or its subsidiaries, and the agreement of the current directors of Morrow to each vote the Morrow Common Stock owned by them for the Merger. Morrow intends to

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solicit shareholder approval of the Merger through a proxy statement filed with the SEC and sent to all shareholders. All existing directors of Morrow, who currently may be deemed to beneficially own, directly or indirectly, approximately 13% of the outstanding common stock of Morrow, intend to vote their shares for the Merger. If the Merger is consummated, the letter of intent contemplates that each outstanding share of Morrow Common Stock would be exchanged for 0.375 shares of Empire Common Stock at the closing of the transaction (the "Exchange Ratio"). The Exchange Ratio would be subject to a post-closing adjustment pursuant to which each Morrow shareholder would receive up to one additional share of Empire Common Stock for each share of Empire Common Stock initially issued to such shareholder in the Merger, calculated according to a formula, if the Empire Common Stock fails to close at or above $2 for at least 60 consecutive trading days in the eighteen months following the Merger.

Following the closing of the Interim Financing, Morrow will accept the resignations of two of its present directors and elect two directors designated by Empire as replacement directors to serve until the Merger has been consummated. No major decisions of the Morrow Board of Directors concerning plans for recapitalization, acquisition, merger, capital expenditures in excess of $10,000 per month, employee salary increases or bonuses shall be approved without the concurrence of at least one Empire director designee.

In addition, the Morrow Board of Directors has agreed to appoint an executive committee ("Executive Committee") comprised of two of the present members of the Morrow Board of Directors and the two Empire director designees. The Executive Committee will administer the plan of operation and cash management for Morrow (the "Plan") until the closing of the Merger. The Plan, through the Interim Financing or the Foothill credit facility, will allow for expenses to cover the accounting and legal costs for Morrow to prepare the merger documents and related proxy materials and solicit its shareholders. No monies will be advanced under the Interim Financing without the majority concurrence of the Executive Committee. On a weekly basis, the Executive Committee will review and approve or disapprove management requests for draw downs for the following week under the Plan. The Plan will also encompass any required downsizing of Morrow, restructuring of the assets and liabilities of Morrow and a daily operating plan for the interim operation of Morrow prior to the Merger.

Morrow currently has over $2,000,000 in past-due payables, principally to vendors for raw materials and related products. In addition to the matters described above, the Plan will address how Morrow and Empire will satisfy Morrow's vendors. Morrow expects to present a plan to vendors within the next two weeks which will provide for full payment of all accounts over time. However, there is no assurance such vendors will accept this plan or refrain from pursuing other legal remedies available to them.

As described above, there are a number of material conditions that must be satisfied prior to the consummation of the Interim Financing and the Merger. There is no assurance that the Interim Financing and/or the Merger will be consummated, or that, if consummated, the transactions will occur according to the terms outlined. In the event the Morrow Board of Directors takes any action, directly or indirectly, to further a business combination other than the Merger involving Morrow or its subsidiaries or the acquisition of significant assets or capital stock, the letter of intent requires Morrow to reimburse Empire for out of pocket expenses to a maximum of $150,000, immediately repay the Interim Financing with any interest due and pay Empire a termination fee of $500,000, which may be paid in Morrow Common Stock at the then-current price.

NASDAQ Listing.

As reported in Morrow's Current Report on Form 8-K filed on February 1, 1999, the Company was notified by the Nasdaq-Amex Market, Inc. on January 22, 1999 that the Company had failed to meet certain requirements for continued listing on the NNMS, and that if such requirements are not met, the Company's securities will be delisted from the NNMS at the opening of business on April 26, 1999. Morrow does not expect to meet these requirements by the deadline. In addition, Morrow has determined it will not apply for transfer to listing on the NSCMS. Based on the current market price for Morrow Common Stock, application for NSCMS would require the Company to effect a reverse stock split to meet the $1 minimum bid price requirement for listing; however, if Morrow were to effect such reverse stock split, the Company would be unable to meet certain other NSCMS

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listing requirements on a post-split basis, including the required minimum number of round lot holders. As noted above, Morrow may voluntarily delist its securities earlier than April 26, 1999 to effect the proposed transactions outlined above. If Morrow is not otherwise delisted prior to April 26, 1999, and the Merger is then expected to be consummated, Morrow may appeal the delisting and request the listing continue until the Merger is completed. Given Morrow's expected delisting from the NNMS and its inability to obtain the NSCMS listing, investors' ability to trade Morrow Common Stock may decrease and the lack of such listing may affect the perceived market value of the Company's securities.

Item 7.   EXHIBITS

(c)  Exhibits

Exhibit 99.1   Letter of Intent between Empire and Morrow dated March 2, 1999

Exhibit 99.2   Press Release dated March 8, 1999.


                                  SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salem, State of Oregon, on March 8, 1999.

                         MORROW SNOWBOARDS, INC.


                         By:  /s/ P. Blair Mullin
                         P. Blair Mullin
                         President and Chief Financial Officer
                         (Principal Executive, Financial and Accounting Officer)


                         EXHIBIT INDEX

Exhibit No.      Document Description
-----------      --------------------

99.1             Letter of Intent between Empire and Morrow dated March 2, 1999

99.2             Press Release dated March 8, 1999

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